EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact: Fran St. Clair Chief Financial Officer 216-692-6075 stclair@argo-tech.com
Argo-Tech Corporation Announces Extension of Consent Solicitation and Receipt of Requisite Consents
with respect to its 9 1/4% Senior Notes
     CLEVELAND, OH., October 20, 2005 – Argo-Tech Corporation announced today that it has extended the expiration date of the consent solicitation with respect to its $250 million outstanding principal amount of 9 1/4% Senior Notes due 2011 to 5:00 p.m., New York City time, on Wednesday October 26, 2005 (unless further extended or earlier terminated by Argo-Tech). The consent solicitation was previously scheduled to expire at 5:00 p.m., New York City time, on Wednesday October 19, 2005. As of 5:00 p.m., New York city time, on October 19, 2005, Argo-Tech had received consents with respect to $158.8 million aggregate principal amount of the 9 1/4% Senior Notes, representing 63.52% of the $250 million outstanding 9 1/4% Senior Notes. As such, Argo-Tech has received the requisite consents to the amendments to the indenture governing the 9 1/4% Senior Notes.
     Except for the extension of the expiration date, all other terms, conditions and provisions of the consent solicitation remain effective. The consent solicitation is being made pursuant to a Consent Solicitation Statement dated October 6, 2005 and a related Consent Letter, which more fully describe the terms and conditions of the consent solicitation. Noteholders may obtain copies of these documents from D.F. King & Co. by calling 800-269-6427. Questions regarding the consent solicitation should be addressed to J.P. Morgan Securities Inc., the Solicitation Agent, at 212-270-9769 (attention Leonard Carey).

     This announcement is for informational purposes only. It does not constitute an offer to purchase, a solicitation of an offer to purchase, or a solicitation of consents. The consent solicitation is made solely by means of the Consent Solicitation Statement.
     Argo-Tech, headquartered in Cleveland, Ohio, designs, manufactures, sells and services high performance fuel flow devices and systems for aerospace and general industrial applications.
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     This news release contains forward-looking statements subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s assumptions regarding business conditions, and actual results may be materially different. Risks and uncertainties inherent in these assumptions include, but are not limited to, changes and/or cyclicality in the aerospace industry, governmental regulation and oversight in the aerospace industry, levels of competition in the aerospace industry, the impact of terrorism, war and rising oil and gas prices on airline travel and the airline industry, Argo-Tech’s ability to meet future capital requirements, loss of a significant customer, risks associated with fixed-price contracts, costs associated with product liability and warranty claims, risks associated with Argo-Tech’s international operations, changes in environmental or other applicable governmental regulations, reduction in military and/or defense spending and risks associated with government contracts, changes in Argo-Tech’s relationship with its employees, availability of essential materials used in Argo-Tech’s products, risks associated with protection of Argo-Tech’s intellectual property rights, the completion of the sale of AT Holdings or the timing thereof, and other factors discussed in the Securities and Exchange Commission filings of Argo-Tech, including its annual report on Form 10-K for the year ended October 30, 2004.